Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the 2007 Stock Compensation Plan and the 2020 Stock Incentive Plan of Lixte Biotechnology Holdings, Inc. (the “Company”) of our report dated March 26, 2021, with respect to the Company’s consolidated financial statements as of December 31, 2020 and 2019, and for the years then ended, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Weinberg & Company, P.A.

/s/ WEINBERG & COmpany, P.A.

Los Angeles, California
April 21, 2021